Exhibit 99.1

NEWS RELEASE Atlanta, Georgia October 17, 2008
Contact: Investor Relations
Phone: (770) 729-6512 E-mail: investor.relations@ems-t.com
www.ems-t.com
EMS Technologies Announces
Preliminary Results for Third Quarter
Previous Guidance Affirmed for the Full Year 2008
ATLANTA — October 17, 2008 — EMS Technologies, Inc. (Nasdaq: ELMG) today announced that it expects to report third quarter earnings in the range of $.35 - $.40 per share. The Company also continued to affirm its previous earnings guidance for the full year 2008 of $1.30 - $1.40 per share.
The Company plans to announce the full third quarter results at 8:00 AM Eastern time on Friday, October 31, 2008, followed by a conference call with management at 9:30 AM Eastern time. Call-in details for the conference call will be announced at a later date.

EMS Technologies, Inc. (Nasdaq: ELMG) is a leading innovator in the design, manufacture, and marketing of wireless communications technologies addressing the enterprise mobility, communications-on-the-move and in-flight connectivity markets for both the commercial and government industries. EMS focuses on the needs of the mobile information user and the increasing demand for wireless broadband communications. EMS products and services enable communications across a variety of coverage areas, ranging from global, to regional, to within a single facility. EMS has three operating segments:
•	LXE is a leading provider of rugged computers and wireless data networks used for logistics applications such as distribution centers, warehouses and container ports. LXE’s automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide;
•	Defense & Space Systems supplies highly-engineered subsystems for defense electronics and sophisticated satellite applications — from military communications, radar, surveillance and countermeasure to commercial high-definition television, satellite radio, and live TV for today’s most innovative airlines; and
•	SATCOM supplies a broad array of terminals and antennas that enable end-users in aircraft and other mobile platforms, such as military command vehicles or over-the-road trucks, to communicate over satellite networks at a variety of data speeds.
For more information, visit EMS at www.ems-t.com.
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NEWS RELEASE Atlanta, Georgia October 17, 2008
Statements contained in this press release regarding the Company’s expectations for its financial results for 2008 are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;
•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our quarterly results;
•	successful completion of technological development programs by the Company and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;
•	U.S. defense budget pressures on near-term spending priorities;
•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;
•	volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and the cost structure of the Company’s non-U.S. operations, as well as the potential for realizing foreign exchange gains and losses associated with non-U.S. assets or liabilities held by the Company;
•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;
•	changes in the Company’s consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;
•	successful transition of products from development stages to an efficient manufacturing environment;
•	changes in the rates at which our products are returned for repair or replacement under warranty;
•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications), and whether these responses and conditions develop according to our expectations;
•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;
•	the availability of financing for satellite data communications systems;
•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;
•	the demand growth for various mobile and high-speed data communications services;
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NEWS RELEASE
Atlanta, Georgia
October 17, 2008
•	the Company’s ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;
•	the availability of sufficient additional credit or other financing, on acceptable terms, to support any large acquisitions that we believe would contribute to our growth and profitability;
•	the ability to negotiate successfully with potential acquisition candidates, finance acquisitions, or effectively integrate the acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquisitions do not perform as expected or are otherwise dilutive to our earnings;
•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations made by the Company, and obligations assumed by purchasers, in connection with the Company’s dispositions of discontinued operations;
•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which the Company must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; and
•	uncertainties associated with U.S. export controls and the export license process, which restrict the Company’s ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce the Company’s ability to obtain sales from foreign customers or to perform contracts with the desired level of efficiency or profitability.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2007.
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